Exhibit 10.4

March 1, 2006

Stephen Kelly

Chordiant Software, Inc.

20400 Stevens Creek Blvd., Suite 400

Cupertino, CA 95014

Dear Stephen:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Chordiant Software, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation Date. Your employment termination date will be May 1, 2006 (the “Separation Date”). Between now and the Separation Date, you will remain an employee of the Company under the same terms and conditions currently in effect, provided however, that as of the date of this Agreement, you will no longer serve as an officer of the Company.

2. Board of Directors. You will remain a member of the Company’s Board of Directors (“Board”) until the date of the Company’s 2006 Annual Shareholders’ Meeting unless your resignation is required earlier due to the independence requirements of the Securities and Exchange Commission or NASDAQ Stock Market. On the Separation Date, you will tender your resignation from the Board to be effective on the date of the Company’s 2006 Annual Shareholders’ Meeting or such earlier date as may be required due to the independence requirements of the Securities and Exchange Commission or NASDAQ Stock Market.

3. Accrued Salary and Vacation Pay. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation (if any) earned by you through the Separation Date, less standard payroll deductions and withholdings. You are entitled to these payments by law.

4. Severance Benefits. The Company will provide you with the following severance benefits subject to the terms and conditions set forth below:

a. Salary Continuation. The Company will continue your base salary currently in effect ($400,000) for a twelve (12) month period following the Separation Date. These payments shall be made on the Company’s regular payroll schedule, beginning with the first regularly scheduled payroll date following the Separation Date, and shall be subject to standard payroll deductions and withholdings.

b. Bonus. If you earn your bonus for the first two quarters of the 2006 fiscal year under the terms of the Company’s 2006 Executive Bonus Plan, then the Company will pay you your bonus for those quarters at the range of 80% of your base salary, subject to the terms and conditions set forth in the 2006 Executive Bonus Plan. Any such bonus shall be paid on the schedule set forth in the 2006 Executive Bonus Plan, and shall be subject to standard payroll deductions and withholdings.

c. Equity Awards.

i. Restricted Stock. As you remain employed by the Company through April 1, 2006, you will vest in 100% of the shares subject to your restricted stock grant for 125,000 shares. Except as otherwise provided herein, this grant shall be governed in all respects by the terms of the applicable plan documents and stock purchase agreement.

ii. Accelerated Vesting. The Company will accelerate the vesting of fifty percent (50%) of any unvested shares subject to any stock options that you have previously been granted by the Company. You and the Company acknowledge and agree the number of shares to be accelerated under this section 4(c)(ii) shall be 20,139 shares. These shares shall be deemed vested and exercisable as of the Separation Date. Except as otherwise provided herein, your option(s) shall be governed in all respects by the terms of the applicable plan documents and option agreement.

iii. Post-Termination Exercise. You will have a one (1) year period following the effective date of your resignation from the Board to exercise any vested shares subject to any option(s) granted to you by the Company.

d. Outplacement Services. The Company will provide you with up to $5,000 of outplacement assistance through a provider acceptable to the Company, with payments to be made directly to the provider for services rendered.

e. Separation Date Release. As a condition to receiving the severance benefits set forth in this section 4, you are required to execute the Separation Date Release attached hereto as Exhibit A on the Separation Date, and to allow such release to become effective.

f. UK Compromise Agreement. As a further condition to receiving the severance benefits set forth in this section 4, you are required to execute the Compromise Agreement attached hereto as Exhibit B within the period commencing on the Separation Date and ending 7 calendar days thereafter and to submit the signed Compromise Agreement to the Company before the end of this period.

5. Reimbursement of Legal Fees. The Company shall reimburse you for up to $2,000 in legal fees incurred for consultation regarding your employment status with the Company and for the review of the terms of this Agreement upon receipt of invoices for such services.

6. Health Insurance. You will continue to receive health insurance benefits under the Company’s group plans, as currently enrolled, through the Separation Date. After this date, and to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws.

7. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits relating to or arising from your employment with the Company, after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you are not owed any bonus, incentive compensation, or commissions, except as may be expressly provided herein.

8. Expense Reimbursement. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

9. Return of Company Property. You agree to fulfill your obligation to within five days of your Separation Date return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, business cards and stationery, financial and operational information, technical and training information, research and development information, customer information and contact lists, sales and marketing information, personnel information, vendor information, promotional literature and instructions, product and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will immediately make a diligent search to locate any such documents, property and information. In addition, if you have used any personal computer, server, or e-mail system to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to within five days of your Separation Date provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as reasonably requested to verify that the necessary copying and/or deletion is completed. Your timely return of all such Company documents and other property is a precondition to your receipt of the severance benefits provided under this Agreement.

10. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit C.

11. Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that you and the Company may respond accurately and fully to any inquiry or request for information when required by legal process.

12. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

13. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful, and accurate information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

14. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

15. Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release, acquit and forever discharge the Company and its parent or subsidiary entities, successors, predecessors and affiliates, and its and their directors, officers, employees, shareholders, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act. Notwithstanding the foregoing, you are not hereby releasing the Company from any obligation it may otherwise have to indemnify you for your acts within the course and scope of your employment with the Company, pursuant to the articles and bylaws of the Company, any fully executed written agreement with the Company, or applicable law. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. In addition, you covenant not to sue, initiate, or continue any legal or administrative proceeding with regard to any or all claims you have released herein.

16. ADEA WAIVER. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke this Agreement (in a written revocation sent to the Company’s Chairman); and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (the “Effective Date”).

17. Section 1542 Waiver. In giving the release set forth in this Agreement, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

18. Miscellaneous. This Agreement (including its Exhibits) constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. By way of example (and without limitation), this Agreement supersedes your offer letter dated November 14, 2002. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be deemed to have been entered into, and construed and enforced in accordance with, the laws of the State of California without regard to conflicts of law principles, save for

Exhibit B, which shall be deemed to have been entered into, and construed and enforced in accordance with, the laws of England. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

CHORDIANT SOFTWARE, INC.

By:	/s/ Steven R. Springsteel

Exhibit A – Separation Date Release

EXHIBIT B - UK Compromise Agreement

Exhibit C – Proprietary Information Agreement

UNDERSTOOD AND AGREED:

/s/ Steven Kelly	Stephen Kelly

Date: March 18, 2006

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed on the Separation Date.)

In exchange for the severance benefits and other consideration provided to me by Chordiant Software, Inc. (the “Company”), and as required by my Separation Agreement with the Company, I hereby provide the following Separation Date Release (the “Release”).

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the articles and bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Chairman; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

By:
Stephen Kelly

Date:

EXHIBIT B

UK Compromise Agreement

THIS AGREEMENT is made the      day of March 2006

BETWEEN:

(1)	CHORDIANT SOFTWARE, INC a US corporation with its worldwide headquarters at 20400 Stevens Creek Blvd, Cupertino, CA, 95014, U.S.A. (the “Company”); and

(2)	STEPHEN KELLY of 20400 Stevens Creek Blvd, Cupertino, CA, 95014, U.S.A. (“You/you”).

1.	You acknowledge and agree that your employment with the Company will terminate on the 1 May 2006 (the “Termination Date”).

2.	You warrant to the Company that you have received independent advice from [name of solicitor] of [name of solicitor’s firm] of [address of solicitor’s firm] (the “Relevant Independent Adviser”) as to the terms and effects of this Agreement under English law prior to your executing the same and, in particular, as to its effect on your ability to pursue any of the rights or claims set out in clause 3 of this Agreement. It is a condition of this Agreement that you will procure that the Relevant Independent Adviser executes the Relevant Independent Adviser’s Certificate set out in Appendix 1 to this Agreement and submits it to the Company within two working days of the date of this Agreement.

3.	The payments and other benefits provided to you by the Company under this Agreement set out in the letter of March 1 are being paid to you by the Company and are hereby accepted by you in full and final settlement of any and all claims you have or may have against the Company, any Group Company (as defined below) or any of the officers, directors, employees or consultants of the Company or any Group Company, whether such claims arise out of or are in connection with your employment with the Company, any contract of employment between the Company and you, the termination of your employment with the Company, including, but not limited to, claims:

3.1	for or in relation to: unfair dismissal; discrimination, harassment or victimisation on the grounds of your sex, marital status or gender; discrimination, harassment or victimisation on the grounds of your race, colour, nationality, or ethnic or national origins; discrimination, harassment or victimisation on the grounds of any disability you have or may have; a failure to make reasonable adjustments under Section 4A Disability Discrimination Act 1995; discrimination, harassment or victimisation on the grounds of sexual orientation, discrimination, harassment or victimisation on the grounds of religion or belief, unlawful or unauthorised deductions of or from wages; equal pay; you having made or threatened to make a “protected disclosure” within the meaning of Section 43A Employment Rights Act 1996; and any entitlement to a statutory or contractual redundancy payment;

3.2	for or in relation to breach of contract or breach of the Working Time Regulations 1998, including, but not limited to, claims in respect of any unpaid salary, pay in lieu of notice, wrongful dismissal, holiday pay, sick pay, commission, pension contributions, bonus payments or incentive payments of any kind;

3.3	arising under the common law (including, without limitation, all tortious claims) and all claims for breach of statutory duty, including, without limitation all personal injury claims arising from any illnesses, diseases, medical conditions, symptoms, accidents or injuries of which you are aware at the date of this Agreement;

3.4	under the Employment Rights Act 1996; the Trade Union and Labour Relations (Consolidation) Act 1992; the National Minimum Wage Act 1998; the Working Time Regulations 1998; or under any other laws of England or the European Union,

Provided that nothing in this Agreement will affect any rights or settle any claims which you have or may have in relation to your accrued rights under any occupational pension scheme operated by the Company or in relation to any personal injury claims arising from any illnesses, diseases, medical conditions, symptoms, accidents or injuries of which you are unaware at the date of this Agreement.

4.	You hereby warrant and represent that:

4.1	you have raised each and every claim set out in Clause 3 above prior to entering into this Agreement; and

4.2	in relation to any claim which you have not raised in Clause 3, you are not, to the best of your knowledge, having taken independent advice from the Relevant Independent Adviser, aware of any such claim or any facts or matters which might give rise to any such claim.

5.	You acknowledge and agree that the severance benefits payable to you under section 4 of the separation agreement between the Company and you shall constitute good and valuable consideration for the terms and conditions set out in this Agreement.

6.	The parties acknowledge and agree that this Agreement satisfies the conditions for regulating compromise agreements under Section 203(3) of the Employment Rights Act 1996, Section 77(4A) of the Sex Discrimination Act 1975, Section 72(4A) of the Race Relations Act 1976, Section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, Section 9(3) of the Disability Discrimination Act 1995, Regulation 35(3) of the Working Time Regulations 1998, Section 49(4) of the National Minimum Wage Act 1998, Regulation 9 of the Part-Time Workers (Prevention Of Less Favourable Treatment) Regulations 2000, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003 and Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003.

7.	In this Agreement “Group Company” means each and every company and/or corporation in any jurisdiction: (a) which from time to time is a subsidiary or a holding company of the Company; (b) which from time to time is a subsidiary of such holding company (excluding the Company); and (c) over which the Company or its holding company has control within the meaning of Section 416 of the Income and Corporation Taxes Act 1988 (and where the terms “subsidiary” and “holding company” have the meanings attributed to them by section 736 of the Companies Act 1985) and the term “Group Companies” shall be construed accordingly.

8.	You acknowledge and agree that the Company is entering into this Agreement not only for itself but also as the trustee of each Group Company. You agree that any Group Company shall be entitled to enforce any term of this Agreement that confers a benefit on that Group Company and that this clause shall be interpreted as complying with Section 1(a) of the Contracts (Rights of Third Parties) Act 1999 for this purpose. Except with respect to any Group Companies (which shall be deemed third party beneficiaries), no term of this Agreement is enforceable under the Contract (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

9.	This Agreement shall be construed in accordance with the law of England and the parties submit to the exclusive jurisdiction of the English Courts.

10.	This Agreement is provided on a without prejudice basis but shall become binding on the parties at such time as it has been signed by both parties to this Agreement.

IN WITNESS the parties have signed this Agreement on the date written above.

Signed for and on behalf of Chordiant Software, Inc:

Signed by Stephen Kelly:

Appendix 1

RELEVANT INDEPENDENT ADVISER’S CERTIFICATE

I, [name of solicitor] of [name of solicitor’s firm], solicitors, of [address of solicitor’s firm] hereby certify to CHORDIANT SOFTWARE, INC (the “Company”) that:

1.	I am instructed by Stephen Kelly (the “Employee”).

2.	At all times during which I have advised the Employee on the subject matter of the Compromise Agreement between the Company and the Employee (the “Agreement”) I have been a Relevant Independent Adviser as defined by Section 203(3A) of the Employment Rights Act 1996, Section 77(4B) of the Sex Discrimination Act 1975, Section 72(4B) of the Race Relations Act 1976, section 288(4) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 9(4) of the Disability Discrimination Act 1995, section 35(4) of the Working Time Regulations 1998, Section 49(5) of the National Minimum Wage Act 1998, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, and Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003.

3.	I have given independent advice to the Employee as to the terms and effect of the Agreement under English law prior to the Employee executing the same and, in particular, as to its effect on the Employee’s ability to pursue any rights or claims before an Employment Tribunal.

4.	When I gave the advice referred to in sub-clause 3 above, there was in force a contract of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the said advice.

Signed by the Relevant Independent Adviser:

Dated:	2006

EXHIBIT C

Proprietary Information and Inventions Agreement